Exhibit 21.1
CRAY INC.
PARENT & SUBSIDIARIES LIST

Parent /Subsidiary Name	Country/State	% Ownership
Cray Inc.	U.S./Washington State	Parent
Appro International, Inc.	U.S./California State	100%
Appro Federal, Inc.	U.S./California State	100%
Appro Korea, Inc.	Korea	100%
CCH1 LLC	U.S./Washington State	100%
Cray Australia Pty. Ltd.	Australia	100%
Cray Brazil, Inc.	U.S./Washington State	100%
Cray Computadores do Brasil Ltda.	Brazil	100%
Cray Canada ULC	Canada	100%
Cray China Limited	Hong Kong	100%
Cray Computing Equipment (Beijing) Co., Ltd.	China	100%
Cray Computer Finland Oy	Finland	100%
Cray Computer SARL	France	100%
Cray Computer Deutschland GmbH	Germany	100%
Cray Holding Inc.	U.S./Washington State	100%
YarcData LLC	U.S./Washington State	100%
CCH2 LLC	U.S./Washington State	100%
Cray Supercomputers (India) Private Limited	India	100%
Cray Italy S.r.l.	Italy	100%
Cray Japan, Inc.	U.S./Washington State	100%
Cray Korea, Inc.	U.S./Washington State	100%
Cray Netherlands B.V.	Netherlands	100%
Cray Computer Spain, S.L.	Spain	100%
Cray-Tera Sweden AB	Sweden	100%
Cray Computer GmbH	Switzerland	100%
Cray Taiwan, Inc.	U.S./Washington State	100%
Cray U.K. Limited	United Kingdom	100%